Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders
Universal Fog, Inc.
Phoenix, Arizona

We consent to the use and inclusion in this Amendment No. 7 of your Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 30, 2006, except for Note 8, and the Sundown distributorship section of Note 5, as to which the date is September 7, 2006, on our audit of the financial statements of Universal Fog, Inc. at December 31, 2005 and 2004.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement and Prospectus.

 /s/
Certified Public Accountants
Dallas, Texas
October 16, 2006